Investor Contact:	Media Contact:
Andy Muir	KeJuan Wilkins
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NIKE, INC. REPORTS FISCAL 2021 FOURTH QUARTER
AND FULL YEAR RESULTS

BEAVERTON, Ore., June 24, 2021 — NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2021 fourth quarter and full year ended May 31, 2021.

•Fourth quarter reported revenues were $12.3 billion, up 96 percent compared to prior year and increasing 21 percent compared to the fourth quarter of 2019.
•Full year reported revenues increased 19 percent to $44.5 billion.
•NIKE Direct fourth quarter sales increased 73 percent to $4.5 billion.
•Gross margin for the fourth quarter increased 850 basis points to 45.8 percent.
•Diluted earnings per share for the fourth quarter was $0.93 and for the full year was $3.56.

“NIKE’s strong results this quarter and full fiscal year demonstrate NIKE’s unique competitive advantage and deep connection with consumers all over the world,” said John Donahoe, President & CEO, NIKE, Inc. “FY21 was a pivotal year for NIKE as we brought our Consumer Direct Acceleration strategy to life across the marketplace. Fueled by our momentum, we continue to invest in innovation and our digital leadership to set the foundation for NIKE’s long-term growth.” *

Our fourth quarter revenue growth was led by higher wholesale shipments due to the annualization of COVID-19 related physical retail closures in the prior year in North America, EMEA and APLA. As physical retail re-opened, NIKE Brand Digital continued to deliver strong revenue growth of 41 percent versus prior year and 147 percent compared to the fourth quarter of 2019.

North America delivered record revenues, up 141 percent on a reported basis for the fourth quarter, up 29 percent compared to the fourth quarter of 2019, including increased wholesale revenue due to delayed shipments from the previous quarter. As markets re-opened and sport returned, North America Digital growth continued to be strong, increasing 54 percent versus prior year and 177 percent compared to the fourth quarter of 2019.

EMEA’s fourth quarter reported revenues increased 124 percent, up 21 percent compared to the fourth quarter of 2019, despite temporary COVID-19 related store closures throughout the quarter. As physical retail was temporarily closed, EMEA Digital fourth quarter sales increased 40 percent, or 170 percent compared to the fourth quarter of 2019. Today, approximately 99 percent of stores in EMEA are open or operating on reduced hours.

Our full year NIKE, Inc. revenues increased 19 percent on a reported basis or 14 percent compared to fiscal year 2019, reflecting growth across all Geographies and Converse, including seven consecutive years of double-digit, currency-neutral** growth for our Greater China business.

“NIKE’s brand momentum is a testament to our authentic consumer connections, digital strength and continued operational execution,” said Matt Friend, Executive Vice President and Chief Financial Officer, NIKE, Inc. “As we advance our consumer-led digital transformation, we are building a new financial model that will continue to fuel long-term sustainable, profitable growth for NIKE.” *

Fourth Quarter Income Statement Review

•Revenues for NIKE, Inc. rose 96 percent to $12.3 billion, up 88 percent on a currency-neutral basis, largely driven by the recovery of our business operations due to the impact of COVID-19 in the prior year.
◦Revenues for the NIKE Brand were $11.8 billion, up 88 percent to prior year on a currency-neutral basis, driven by triple-digit growth in our wholesale business and strong double-digit growth in NIKE Direct.
◦Revenues for Converse were $596 million, up 85 percent on a currency-neutral basis, led by strong marketplace demand in North America and Western Europe.
•Gross margin increased 850 basis points to 45.8 percent, primarily due to annualizing the impacts of COVID-19 including lower factory cancellation charges, lower inventory obsolescence reserves as well as the favorable rate impact of supply chain fixed costs on a higher volume of wholesale shipments. The increase in gross margin also reflects favorable margins in our NIKE Direct business.
•Selling and administrative expense increased 17 percent to $3.7 billion.
◦Demand creation expense was $997 million, up 21 percent, primarily due to the return of sport and brand events driving increased advertising and marketing expense as well as digital marketing investments.
◦Operating overhead expense increased 16 percent to $2.7 billion, due to an increase in wage-related expenses, higher strategic technology investments and NIKE Direct variable costs, partially offset by lower bad debt expense.
•The effective tax rate was 18.6 percent compared to 1.7 percent for the same period last year, caused by a change in the proportion of earnings taxed in the U.S. related to recovery from the impact of COVID-19 and decreased benefits from discrete items.
•Net income was $1.5 billion, and Diluted earnings per share was $0.93 compared to a net loss for the fourth quarter of 2020 of $790 million and a net loss per share of $0.51.

Fiscal 2021 Income Statement Review

•Revenues for NIKE, Inc. increased 19 percent to $44.5 billion, up 17 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $42.3 billion, up 17 percent on a currency-neutral basis, driven by growth across NIKE Direct and wholesale, double-digit growth across footwear and apparel, with growth led by Sportswear and the Jordan Brand.
◦NIKE Direct revenues were $16.4 billion, up 32 percent, or 30 percent on a currency-neutral basis, led by 64 percent, or 60 percent on a currency-neutral basis, growth in NIKE Brand Digital, with all geographies growing strong double-digits. Despite temporary store closures across the marketplace due to COVID-19, comparable store sales grew 4 percent.
◦Revenues for Converse were $2.2 billion, up 16 percent on a currency-neutral basis, led by strong double-digit sales growth in our digital business.
•Gross margin increased 140 basis points to 44.8 percent, primarily due to annualizing the impacts of COVID-19 including lower factory cancellation charges, lower inventory obsolescence reserves as well as the favorable rate impact of supply chain fixed costs on a higher volume of wholesale shipments. The increase in gross margin also reflects higher full-price product margins across wholesale and NIKE Direct.
•Selling and administrative expense decreased 1 percent to $13.0 billion.
◦Demand creation expense was $3.1 billion, down 13 percent to prior year, primarily due to lower marketing and advertising expenses for our brand events and retail operations, as well as lower sports marketing expenses as sporting events were postponed due to COVID-19. This activity was partially offset by higher digital marketing investments.
◦Operating overhead expense increased 4 percent to $9.9 billion due to an increase in strategic technology investments, higher NIKE Direct variable costs and approximately $260 million in restructuring-related costs, partially offset by lower bad debt expense and lower travel and related expenses.
•The effective tax rate was 14 percent, compared to 12.1 percent for the same period last year, due to decreased benefits from discrete items such as stock-based compensation.
•Net income was $5.7 billion, and Diluted earnings per share was $3.56, up 123 percent.

May 31, 2021 Balance Sheet Review

•Inventories for NIKE, Inc. were $6.9 billion, down 7 percent compared to the prior year period, driven by strong consumer demand as we return to healthy inventory levels across markets closed in the prior year due to COVID-19.
•Cash and equivalents and short-term investments were $13.5 billion, $4.7 billion higher than last year, primarily due to proceeds from net income partially offset by cash dividends.

Shareholder Returns

NIKE has a strong track record of investing to fuel growth and consistently increasing returns to shareholders through dividends and share repurchases, including 19 consecutive years of increasing dividend payouts. In fiscal 2021, the Company returned approximately $2.3 billion to shareholders, including:
•Dividends of $1.6 billion, compared with $1.5 billion in fiscal 2020.
•Share repurchases totaling approximately $650 million for fiscal 2021, reflecting 4.9 million shares retired as part of the four-year, $15 billion program approved by the Board of Directors in June 2018.

During the fourth quarter of 2021, NIKE, Inc. resumed share repurchase activity. As of May 31, 2021, a total of 50 million shares for $4.7 billion had been repurchased under this program.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on June 24, 2021, to review fiscal fourth quarter and full year results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, July 15, 2021.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

**	See additional information in the accompanying Divisional Revenues table or the Supplemental NIKE Brand Revenue table regarding this non-GAAP financial measure.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(In millions, except per share data)	5/31/2021	5/31/2020	Change	5/31/2021	5/31/2020	Change
Revenues	$12,344	$6,313	96%	$44,538	$37,403	19%
Cost of sales	6,689	3,960	69%	24,576	21,162	16%
Gross profit	5,655	2,353	140%	19,962	16,241	23%
Gross margin	45.8%	37.3%		44.8%	43.4%

Demand creation expense	997	823	21%	3,114	3,592	-13%
Operating overhead expense	2,745	2,368	16%	9,911	9,534	4%
Total selling and administrative expense	3,742	3,191	17%	13,025	13,126	-1%
% of revenues	30.3%	50.5%		29.2%	35.1%

Interest expense (income), net	63	50	—	262	89	—
Other (income) expense, net	(4)	(84)	—	14	139	—
Income (loss) before income taxes	1,854	(804)	331%	6,661	2,887	131%
Income tax expense (benefit)	345	(14)	2,564%	934	348	168%
Effective tax rate	18.6%	1.7%		14.0%	12.1%

NET INCOME (LOSS)	$1,509	$(790)	291%	$5,727	$2,539	126%

Earnings (loss) per common share:
Basic	$0.96	$(0.51)	288%	$3.64	$1.63	123%
Diluted	$0.93	$(0.51)	282%	$3.56	$1.60	123%

Weighted average common shares outstanding:
Basic	1,579.0	1,555.7		1,573.0	1,558.8
Diluted	1,614.9	1,555.7		1,609.4	1,591.6

Dividends declared per common share	$0.275	$0.245		$1.070	$0.955

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 31,	May 31,	% Change
(Dollars in millions)	2021	2020
ASSETS
Current assets:
Cash and equivalents	$9,889	$8,348	18%
Short-term investments	3,587	439	717%
Accounts receivable, net	4,463	2,749	62%
Inventories	6,854	7,367	-7%
Prepaid expenses and other current assets	1,498	1,653	-9%
Total current assets	26,291	20,556	28%
Property, plant and equipment, net	4,904	4,866	1%
Operating lease right-of-use assets, net	3,113	3,097	1%
Identifiable intangible assets, net	269	274	-2%
Goodwill	242	223	9%
Deferred income taxes and other assets	2,921	2,326	26%
TOTAL ASSETS	$37,740	$31,342	20%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$3	-100%
Notes payable	2	248	-99%
Accounts payable	2,836	2,248	26%
Current portion of operating lease liabilities	467	445	5%
Accrued liabilities	6,063	5,184	17%
Income taxes payable	306	156	96%
Total current liabilities	9,674	8,284	17%
Long-term debt	9,413	9,406	0%
Operating lease liabilities	2,931	2,913	1%
Deferred income taxes and other liabilities	2,955	2,684	10%
Redeemable preferred stock	—	—	—
Shareholders’ equity	12,767	8,055	58%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$37,740	$31,342	20%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2021	5/31/2020	Change		5/31/2021	5/31/2020	Change
North America
Footwear	$3,793	$1,606	136%	136%	$11,644	$9,329	25%	25%
Apparel	1,448	563	157%	156%	5,028	4,639	8%	8%
Equipment	143	61	134%	132%	507	516	-2%	-2%
Total	5,384	2,230	141%	141%	17,179	14,484	19%	19%
Europe, Middle East & Africa
Footwear	1,831	887	106%	90%	6,970	5,892	18%	13%
Apparel	1,023	398	157%	137%	3,996	3,053	31%	25%
Equipment	125	43	191%	172%	490	402	22%	19%
Total	2,979	1,328	124%	107%	11,456	9,347	23%	17%
Greater China
Footwear	1,316	1,149	15%	6%	5,748	4,635	24%	19%
Apparel	572	468	22%	13%	2,347	1,896	24%	19%
Equipment	45	30	50%	34%	195	148	32%	26%
Total	1,933	1,647	17%	9%	8,290	6,679	24%	19%
Asia Pacific & Latin America
Footwear	1,007	559	80%	75%	3,659	3,449	6%	8%
Apparel	396	211	88%	80%	1,494	1,365	9%	10%
Equipment	55	31	77%	74%	190	214	-11%	-9%
Total	1,458	801	82%	76%	5,343	5,028	6%	8%
Global Brand Divisions[2]	7	6	17%	24%	25	30	-17%	-17%
TOTAL NIKE BRAND	11,761	6,012	96%	88%	42,293	35,568	19%	17%
Converse	596	305	95%	85%	2,205	1,846	19%	16%
Corporate[3]	(13)	(4)	—	—	40	(11)	—	—
TOTAL NIKE, INC. REVENUES	$12,344	$6,313	96%	88%	$44,538	$37,403	19%	17%

TOTAL NIKE BRAND
Footwear	$7,947	$4,201	89%	83%	$28,021	$23,305	20%	18%
Apparel	3,439	1,640	110%	101%	12,865	10,953	17%	15%
Equipment	368	165	123%	113%	1,382	1,280	8%	7%
Global Brand Divisions[2]	7	6	17%	24%	25	30	-17%	-17%
TOTAL NIKE BRAND REVENUES	$11,761	$6,012	96%	88%	$42,293	$35,568	19%	17%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
SUPPLEMENTAL NIKE BRAND REVENUE DETAILS
(Unaudited)
				% Change Excluding Currency Changes[1]

	TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2021	5/31/2020	Change
NIKE Brand Revenues by:
Sales to Wholesale Customers	$25,898	$23,156	12%	10%
Sales through NIKE Direct	16,370	12,382	32%	30%
Global Brand Divisions[2]	25	30	-17%	-17%
TOTAL NIKE BRAND REVENUES	$42,293	$35,568	19%	17%

NIKE Brand Revenues on a Wholesale Equivalent Basis:[3]
Sales to Wholesale Customers	$25,898	$23,156	12%	10%
Sales from our Wholesale Operations to NIKE Direct Operations	9,872	7,452	32%	30%
TOTAL NIKE BRAND WHOLESALE EQUIVALENT REVENUES	$35,770	$30,608	17%	15%

NIKE Brand Wholesale Equivalent Revenues by:[3]
Men’s	$18,883	$16,694	13%	11%
Women’s	8,555	6,999	22%	20%
NIKE Kids’	5,884	5,033	17%	15%
Others[4]	2,448	1,882	30%	26%
TOTAL NIKE BRAND WHOLESALE EQUIVALENT REVENUES	$35,770	$30,608	17%	15%

NIKE Brand Wholesale Equivalent Revenues by:[3]
Running	$3,987	$3,830	4%	3%
NIKE Basketball	1,692	1,508	12%	10%
Jordan Brand	4,711	3,609	31%	28%
Football (Soccer)	1,682	1,575	7%	4%
Training	2,907	2,688	8%	7%
Sportswear	15,053	12,285	23%	20%
Others[5]	5,738	5,113	12%	11%
TOTAL NIKE BRAND WHOLESALE EQUIVALENT REVENUES	$35,770	$30,608	17%	15%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] References to NIKE Brand wholesale equivalent revenues, which are considered non-GAAP financial measures, are intended to provide context as to the total size of the Company’s NIKE Brand market footprint if it had no NIKE Direct operations. NIKE Brand wholesale equivalent revenues consist of 1) sales to external wholesale customers and 2) internal sales from the Company’s wholesale operations to its NIKE Direct operations which are charged at prices that are comparable to prices charged to external wholesale customers.

[4] Others include all unisex products, equipment and other products not allocated to Men’s, Women’s and NIKE Kids’, as well as certain adjustments that are not allocated to products designated by gender or age.

[5] Others include all other categories and certain adjustments that are not allocated at the category level.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2021	5/31/2020	Change	5/31/2021	5/31/2020	Change
North America	$1,794	$(13)	13,900%	$5,089	$2,899	76%
Europe, Middle East & Africa	550	(153)	459%	2,435	1,541	58%
Greater China	691	571	21%	3,243	2,490	30%
Asia Pacific & Latin America	418	79	429%	1,530	1,184	29%
Global Brand Divisions[2]	(1,110)	(844)	-32%	(3,656)	(3,468)	-5%
TOTAL NIKE BRAND[1]	2,343	(360)	751%	8,641	4,646	86%
Converse	138	(27)	611%	543	297	83%
Corporate[3]	(564)	(367)	-54%	(2,261)	(1,967)	-15%
TOTAL NIKE, INC. EARNINGS (LOSS) BEFORE INTEREST AND TAXES[1]	1,917	(754)	354%	6,923	2,976	133%
% of revenues	15.5%	(11.9)%		15.5%	8.0%
Interest expense (income), net	63	50	—	262	89	—
TOTAL NIKE, INC. INCOME (LOSS) BEFORE INCOME TAXES	$1,854	$(804)	331%	$6,661	$2,887	131%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense. Total NIKE Brand EBIT and Total NIKE, Inc. EBIT are considered non-GAAP financial measures and are being provided as management believes this additional information should be considered when assessing the Company’s underlying business performance and trends. References to EBIT should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation and operating overhead expense, including product creation and design expenses that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses. For the three and twelve months ended May 31, 2021, Corporate included non-recurring employee termination and related costs associated with the previously announced leadership and operating model changes.